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                                                                     EXHIBIT 4.1

                         STORAGE TECHNOLOGY CORPORATION

                           DEFERRED COMPENSATION PLAN
                             (May 2000 Restatement)


RECITALS

Storage Technology Corporation, a Delaware corporation (the "Company"), established the Storage Technology Corporation Deferred Compensation Plan (the "Plan"), effective as of January 1, 1989. The Company reserved the right and power to amend the Plan from time to time. In accordance with that power, the Plan is hereby amended and restated as set forth below, effective as of May 15, 2000.

The Plan is intended to provide a mechanism whereby certain of the highly compensated and select management employees of the Company and those affiliates that adopt the Plan, together with non-employee Directors of such entities, may defer compensation and have such amounts, together with credited earnings, if applicable, paid out upon the participant's retirement, death, disability or other termination of service with the Company or affiliate and upon certain other specified events. In addition, the Company intends that this Plan shall provide the eligible employees with deferred compensation benefits in addition to the benefits provided under the Storage Technology Corporation Employees Profit-Sharing and Thrift Plan (the "Thrift Plan") or other similar plans in cases where benefits under the Thrift Plan or such other plans may be limited by applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends that the Plan shall not be treated as a "funded" plan for purposes of either the Code or the Employee Retirement Income Security Act of 1974, as amended ("ERISA").


ARTICLE I

DEFINITIONS


Defined terms used in this Plan shall have the meanings set forth below or the same meanings as in the Thrift Plan, as the case may be:

        1.1 "Affiliated Entity" means any corporation or other entity, including but not limited to partnerships and joint ventures, affiliated with Storage Technology Corporation, directly or indirectly through ownership, control or otherwise, as determined by the Committee.

        1.2 "Base Salary" means the actual amount of base remuneration payable to an employee by the Company from time to time.

        1.3 "Beneficiary" means the person or persons, trust or other entity designated by a Participant, pursuant to Section 5.6, to receive any amounts distributable under the Plan at the time of the Participant's death.

        1.4 "Change in Control" means the sale of all or substantially all of the assets of the Company, the merger of the Company with or into another entity (in a transaction in which the Company is not the surviving entity), or the acquisition of more than 25% of the outstanding voting capital stock of the Company by another person or persons (as such term is used in sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) acting as a group.

        1.5     "Committee" means the administrative committee provided for in
                Section 6.1.

        1.6 "Company" means Storage Technology Corporation and, where the context requires, any Affiliated Entity that has elected to participate in this Plan in accordance with the provisions of
                Article VIII.



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        1.7     "Company Deferrals" means the amount of Company Deferrals
                allocated to a Participant's Plan Account pursuant to Section
                3.2.


        1.8 "Compensation" means, with respect to (a) an employee of the Company, the employee's Base Salary, Executive Bonus, commission and amounts the employee elects to have contributed to the Thrift Plan by the Company that would otherwise be received in cash by the employee, and (b) a Director of the Company, the total fees, both retainer and meeting fees, payable to the Director for the services rendered to the Company as a Director.

        1.9 "Credited Earnings" means the amount of earnings credited to the Participant's Plan Account as of the date specified for such purpose in the applicable provision of the Plan. Credited Earnings shall be determined for each Plan Year based upon the monthly average of the 10-year Treasury Note for the prior calendar year, plus 2-1/2%. Except as otherwise provided in
                Section 4.1, Credited Earnings shall be accounted for and credited to a Participant's Plan Account with respect to (a) Company Deferrals, from the date on which such amounts would have been contributed to the Thrift Plan on behalf of the Participant, (b) Participant Deferrals, from the date on which such amounts would have otherwise been paid to the Participant by the Company, and (c) amounts transferred from plans merged with and into this Plan, from the date of the plan mergers as set forth in the Appendices to this Plan.

        1.10 "Disability" shall have the same meaning given to such term from time to time in the Company's Thrift Plan.

        1.11 "Election Agreement" means an agreement between an eligible employee or Director and the Company providing for the employee's participation in the Plan and for the employee's or Director's elections with respect to deferrals under Article III, and distributions under Article V, execution of which by an eligible employee or Director is required under Article II for Plan participation.

        1.12 "Executive Bonus" means a bonus paid pursuant to the Company's Executive MBO bonus program or a marketing bonus paid to a marketing or sales executive in lieu of participation in the Executive MBO bonus program.

        1.13 "Participant" means (a) any eligible employee or Director of the Company selected to participate in this Plan by the Committee who has completed an Election Agreement and is entitled to the distribution of benefits hereunder, and (b) any individual for whom a Plan Account is maintained on his/her behalf as a result of a plan merger, as set forth in the Appendices to this Plan, or otherwise in accordance with the terms of the Plan. A Participant shall remain a Participant for all purposes of this Plan so long as the Participant is entitled to the distribution of benefits hereunder.

        1.14 "Participant Deferrals" means the amounts of a Participant's Compensation which he elects to defer and have allocated to the Plan Account pursuant to Section 3.1.

        1.15 "Plan Account" means a bookkeeping account maintained by the Company on behalf of a Participant which shall show at all times the amounts of: (a) Participant Deferrals made by a Participant,
                (b) Company Deferrals made on behalf of a Participant (c) amounts transferred from plans merged with and into this Plan, as set forth in the Appendices to this Plan, and (d) Credited Earnings allocable to all amounts specified in this Section.

        1.16 "Plan Year" means the twelve month period on which the Plan records are kept, which shall be the calendar year.

        1.17 "Trust" means the trust created by the Company or any Affiliated Entity which has adopted the Plan pursuant to Article VIII which may be used to provide funding for the distribution of benefits hereunder in accordance with the provisions of the Plan.

        1.18 "Trust Agreement" means the written instrument pursuant to which the Trust is created.



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        1.19    "Trustee" means the bank, trust company or individual appointed by the Company or any Affiliated Entity pursuant to Article VII and acting from time to time as the trustee of the Trust formed to provide benefits under the Plan.

        1.20 "Year of Service" means, in the case of (a) an employee of the Company, the number of full calendar years of employment by the Company, and (b) a Director of the Company, the number of full calendar years of service as a Director of the Company.


ARTICLE II


ELIGIBILITY AND PARTICIPATION


2.1     Eligibility and Participation.

From time to time the Committee, in its sole discretion, shall determine the eligibility requirements for participation and shall designate those highly compensated and select management employees of the Company and those Affiliated Entities that have adopted this Plan pursuant to Article VIII, and those outside Directors of the Company, to whom the opportunity to participate in this Plan shall be extended. The transfer of employment by a Participant between the Company and an Affiliated Entity, or between Affiliated Entities, shall not be considered a termination of employment and shall not cause a disruption in participation in this Plan.


2.2     Enrollment.

Employees and Directors who have been selected by the Committee to participate in this Plan shall enroll in the Plan, prior to the calendar year during which the employee or Director will participate in the Plan (or in the case of an individual who becomes an eligible employee or Director of the Company after the beginning of a calendar year, within 30 days after the later of the date the individual becomes an eligible employee or Director of the Company or the date the individual is provided with the enrollment materials), by (a) entering into an Election Agreement with the Company, which shall contain the Participant's election as to the Compensation to be deferred under the Plan for the subsequent calendar year, the period of deferral, the method of payment, and such other terms as the Company deems appropriate and necessary, and (b) completing such other forms and furnishing such other information as the Company may reasonably require. In the case of an employee or Director who becomes eligible to and elects to participate in the Plan during a calendar year, any election to defer Compensation shall apply only to Compensation earned after the effective date of such election. A Participant shall enter into a new Election Agreement with respect to each Plan Year of participation under the Plan.


2.3     Failure of Eligibility.


In the event a Participant ceases to meet the eligibility criteria as determined by the Committee, such individual may continue to make Participant Deferrals under the Plan through the end of the payroll period in which the individual ceases to meet the eligibility criteria. The determination by the Committee with respect to the termination of participation in the Plan shall be final and binding on all parties affected thereby. Thereafter, such individual shall not make any further Participant Deferrals to the Plan unless or until he or she again meets the eligibility requirements of Section 2.1 above.



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ARTICLE III


CONTRIBUTION DEFERRALS


3.1     Participant Deferrals.


        (a) Each Plan Year, a Participant may elect to have Participant Deferrals withheld from his Base Salary and credited to his Plan Account in any whole percentage of this Base Salary from 1-50%. A Participant may instead elect to have a specified dollar amount withheld from his Base Salary and credited to his Plan Account evenly over regular periods. In either case, the maximum amount of Base Salary which may be deferred and allocated to a Participant's Plan Account in any Plan Year shall be 50% of this Base Salary. In addition, a Participant may elect to have the Company withhold from his Executive Bonus any amount up to 75% of such bonus and have such amount credited to his Plan Account as a Participant Deferral. A Participant may also elect to have the Company withhold from his commissions up to an amount of 75% of such commissions and have such amount credited to his Plan Account as a Participant Deferral. Participant Deferrals shall be deducted from a Participant's Base Salary, Executive Bonus, and commissions through payroll withholding in accordance with the Participant's election and credited to the Participant's Plan Account at such time.

        (b) A Participant who is a Director may elect to have up to 100% of his Compensation withheld by the Company and treated as a Participant Deferral under the Plan and credited to his Plan Account. A Director may specify either a whole percentage of Compensation to be treated as a Participant Deferral or a specified dollar amount.


3.2     Company Deferrals.

If a Participant is contributing Participant Contributions under the Thrift Plan for a Plan Year at the minimum level or greater, the Company shall cause to be credited to a Participant's Plan Account for such Plan Year an amount equal to the Company contributions (including Company Matching Contributions and Company Discretionary Contributions) that would have been made on the Participant's behalf and allocated to his account under the Thrift Plan for such Plan Year, but which could not be made because of any limitations imposed by the Thrift Plan pursuant to the Code, including, but not limited to, (a) any reduction in Company Matching Contributions under the Thrift Plan attributable either to a limitation on the Participant's Participant Contributions under the Thrift Plan pursuant to section 401(k) of the Code or limitations imposed on the Company's Matching Contributions under the Thrift Plan pursuant to section 401(m) of the Code, (b) the limitations contained in section 402(g) of the Code, (c) any reduction that occurs as a result of the application of the compensation limitations contained in section 401(a)(17) of the Code, and (d) any reduction that occurs as a result of the application of the limitations contained in section 415 of the Code. In addition, the Company shall cause to be credited to a Participant's Plan Account for each Plan Year an amount equal to the amount of any forfeitures that would have been allocated to the Participant for such Plan Year under the Thrift Plan, determined in the same manner as set forth above. All such amounts shall be credited to a Participant's Plan Account as of the date or dates such amounts would have been credited to his account(s) in the Thrift Plan if such amounts had in fact been credited to his account(s) in the Thrift Plan. If a Participant transfers employment to an Affiliated Entity that elects to participate in this Plan in accordance with the provisions of Article VIII, contributions under this Section 3.2 shall be based upon the section 401(k) plan, if any, in which the Participant is a participant from time to time.


3.3     Excess Participant Deferrals.

A Participant may elect, pursuant to his Election Agreement, to have an amount withheld from his Compensation and deferred under the Plan equal to any amount of Participant Contributions which would otherwise have been made to the Thrift Plan pursuant to the Participant's election under the Thrift Plan and which are limited pursuant to section 402(g) of the Code. Such amounts shall be withheld from the Participant's Compensation and credited to the Participant's Plan



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Account as of the time such amounts would have been withheld from his
Compensation and contributed to the Thrift Plan but for such limitations. In addition, a Participant may elect, pursuant to his Election Agreement, to defer as a Participant Deferral an amount equal to any amount of the Participant's Participant Contribution under the Thrift Plan which is distributed to the Participant from the Thrift Plan in order to satisfy the limitations of section 401(k) of the Code. Such amounts shall be withheld from the Participant's Compensation and credited to the Participant's Plan Account with respect to the pay period immediately following the date on which any such amounts are distributed to the Participant from the Thrift Plan. All such amounts deferred in accordance with this Section 3.3 shall be referred to as Participant Deferrals. If a Participant transfers employment from the Company to an Affiliated Entity, or between Affiliated Entities, the contributions under this
Section 3.3 shall be based upon the section 401(k) plan, if any, in which the Participant is a participant from time to time.


ARTICLE IV


ACCOUNTING

The Company shall maintain or cause to be maintained a book accounting record of the Participant's Plan Account showing (a) the amount of Participant Deferrals,
(b) the amount of Company Deferrals, (c) the amount transferred from other plans merged with and into this Plan, as set forth in the Appendices to this Plan, and
(d) the Credited Earnings attributable to all such amounts. If a Participant elects more than one deferral period or more than one pay-out period with respect to amounts allocated to his/her Plan Account for different Plan Years in accordance with the provisions of Section 5.1 and 5.2, the Company shall establish separate sub-accounts within the Participant's Plan Account in order to separately account for the amounts deferred that are subject to such different elections. The Company shall also maintain or cause to be maintained appropriate accounting records of the Trust.


ARTICLE V


DISTRIBUTIONS


5.1     Time of Distribution.


        (a) General Rule, At Termination. Unless a Participant otherwise elects in accordance with the provisions of subsection 5.1(b), the amount credited to a Participant's Plan Account shall be distributed, or distributions shall begin, on the first day of the month next following 60 days after the date on which the Participant's service with the Company terminates (or as near to that date as is administratively convenient).

        (b) After 3, 5, or 10 Years. At the time a Participant elects to make Participant Deferrals in accordance with Section 3.1 for a Plan Year, the Participant may also elect to receive payment of those amounts, together with Credited Earnings thereon, on January 1 (or as near to that date as is administratively convenient) of the calendar year that is three, five, or ten years after the calendar year of the deferrals. Amounts payable under this subsection shall be paid in a cash lump sum. If a Participant's service with the Company terminates before the Participant has received the distribution according to this subsection 5.1(b), his distribution shall be paid according to subsection 5.1(a).

        (c) Pre-1993 Elections. A Participant may have made a one-time election with respect to amounts deferred prior to January 1, 1993 by filing a written election with the Company prior to January 1, 1993, to receive payment of amounts previously deferred in accordance with one or any combination of the specified payout options provided by subsection 5.1(b). If a Participant's service with the Company terminates before the



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                Participant has received the distribution according to this subsection 5.1(c), his distribution shall be paid according to subsection 5.1(a).

        (d) Termination of Service. For purposes of this Article V, a Participant's service is treated as having terminated if he is transferred to the payroll of an Affiliated Entity that has not adopted the Plan for its employees, but a Participant's service is not treated as having terminated if he is transferred to the payroll of an Affiliated Entity that has adopted the Plan for its employees.

5.2     Method and Amount of Distribution.


   (a) General Rule. Unless a Participant otherwise elects in accordance with subsection 5.2(b), the Participant shall be entitled to the payment, in a cash lump sum, of the balance of his Plan Account.

   (b) Payments Over 5 or 10 Years, with 4 Years of Service. A Participant with four or more Years of Service at the time of his termination of employment with the Company may elect to have his entire Plan Account paid in a lump sum or in 5 or 10 equal annual installments. If a Participant does not make an election under this subsection (b), he shall receive a cash lump sum payment (unless one of the special rules in subsection (c) applies). The Participant may make this election in the initial enrollment or in any subsequent annual enrollment and may change his election at any annual enrollment. The Participant may choose one distribution option if he terminates employment in connection with a Disability and a different distribution option if he terminates employment for any other reason. An election under this subsection (b) shall not be valid unless the Participant completes at least one additional Year of Service with the Company after filing the election, in writing, with the Company.

   (c)  Special Grandfather Rules.

        (i) Prior Election of 15-Year Installment Schedule. If a Participant elected a 15-year installment payment schedule under prior provisions of the Plan, the Participant will be treated as if he had elected a 10-year installment payment schedule, except as provided in paragraph (ii).

        (ii) Terminations or Disability Before November 1, 1999. If a Participant terminated service with the Company before November 1, 1999, the amount allocated to his Plan Account shall be paid in accordance with the terms of the Plan, and the Participant's elections, that were in effect at the time the Participant terminated service. If the Participant incurred a Disability before November 1, 1999 (even if his physical or mental condition was not determined to be a Disability until after November 1, 1999) but did not terminate service with the Company until after November 1, 1999, the amount allocated to his Plan Account shall be paid in accordance with the terms of the Plan in effect on October 31, 1999.

        (iii) Special One-Time Election. This paragraph (iii) applies only to Participants who are employees or directors of the Company on February 5, 2000. Such Participants shall be given a special election to receive their Plan Account balance in a cash lump sum or in 5 or 10 equal annual installments. A Participant who does not make a valid special election shall receive his Plan Account balance in a lump sum, unless he subsequently makes a valid election under section 5.2(b). The special election shall be valid only if satisfies the following rules. The special election must be filed, in writing, with the Company by March 31, 2000. The election must be filed with the Company at least six months before the Participant's termination of service with the Company, except for death or involuntary terminations, where the election must be filed with the Company at least one month before the Participant dies or is notified of his involuntary termination of service with the Company. If a Participant elects installments under this special election, but has less than four Years of Service at the time of his termination of service with the Company, the Participant shall receive a lump sum. As part of this special election, the Participant may choose one distribution option if he terminates employment in connection with a Disability and a different distribution option if he terminates employment for any other reason.



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   (d)  Calculation of Installment Payments. The amount of each installment payment will be calculated when the Participant terminates service. The Committee may use any reasonable method to determine the amount of each installment payment. For purposes of this calculation, future Credited Earnings shall determined by using the average of the interest rates used by the Plan for purposes of determining Credited Earnings in the four consecutive Plan Years ending with the Plan Year in which the Participant's service with the Company terminates.


5.3     Early Distribution With Penalty.

Instead of receiving the distribution of a Participant's Plan Account at the time and in the manner otherwise specified in this Article V, a Participant may elect to receive his entire Plan Account in a cash lump sum at any time. If a Participant so elects, the amount of his Plan Account shall be reduced by 10% as a penalty for early distribution and the amount in such Plan Account as of the last day of the month prior to receipt by the Company of the Participant's election under this subsection, reduced by the 10% penalty amount, shall be paid to the Participant in a cash lump sum within 30 days after receipt by the Company of the Participant's election. A Participant who makes such an election shall no longer be eligible to participate in the Plan. All elections under this section shall be made in writing, shall be effective when delivered to the Company and shall be irrevocable once made.


5.4     Distribution Upon Change in Control.

In the event of a Change in Control of the Company, each Participant in the Plan, and each Participant or Beneficiary receiving payments from the Plan, shall receive an immediate cash lump sum payment of the amount allocated to his Plan Account as of the last day of the month immediately preceding the date of such Change in Control. Such payment shall be made as soon as administratively possible following the date of the Change in Control.


5.5     Hardship Distributions.

In the event of hardship endured by a Participant and recognized as such by the Committee, and upon receipt by the Committee of a written application for the early distribution of amounts deferred, the Committee shall direct the distribution to the Participant of all amounts allocated to the Plan Account to the extent reasonably required to satisfy the hardship need. If the amount distributable to the Participant represents less than the entire amount allocated to his Plan Account, the amount distributed shall be deemed to represent distributions from amounts credited to his Plan Account (including Credited Earnings thereon) starting with the first Plan Year of participation and then progressing in order through subsequent Plan Years. For purposes of this Plan, "hardship" shall mean a Participant's severe, unforeseeable financial hardship resulting from a sudden unexpected illness or accident of the Participant (or any of his family), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In no event may a distribution be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. If the Committee grants a hardship distribution pursuant to this Section 5.5, the Committee may also permit the Participant to reduce or eliminate his deferrals under the Plan for the remainder of the Plan Year. The Committee's decision with respect to the existence or nonexistence of hardship with respect to a particular Participant shall be final and binding on all parties.


5.6     Source of Payments.

All amounts payable to any person under this Plan shall be paid from the general assets of the Company as such amounts become due and payable or, in the sole discretion of the Company, such amounts may be paid from the Trust in accordance with the provisions of the Trust and upon the written direction of the Company. If a Participant is employed by more than one entity during his period of participation in the Plan, the various employers shall agree among



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themselves with respect to the allocation of the obligation to make payments to the Participant in accordance with the provisions of this Plan.


5.7     Beneficiaries.

   (a) General. Each Participant shall file with the Committee a designation of the primary beneficiaries and contingent beneficiaries to whom his Account balance shall be paid in the event of his death. A married Participant's sole primary beneficiary shall be his spouse, unless the spouse consents to other primary beneficiaries. In the absence of an effective beneficiary designation as to any portion of the Participant's Account after a Participant dies, such amount shall be paid to the Participant's surviving spouse; or, if none, to the Participant's estate. A beneficiary designation may be changed by the Participant at any time and without the consent of any previously designated beneficiary, except that a married Participant's spouse must consent to the designation of a primary beneficiary other than the spouse.

   (b) Divorce. If the Participant has designated his spouse as a primary or contingent beneficiary, and the Participant and spouse later divorce (or their marriage is annulled), then the former spouse will be treated as having pre-deceased the Participant for purposes of interpreting a beneficiary designation form completed prior to the divorce or annulment. This subsection 5.7(b) will apply only if the Committee is informed of the divorce or annulment before it approves the payment to the former spouse.

   (c) Beneficiary Must Survive 5 Days. If a prospective beneficiary dies within 120 hours of the Participant's death, then he will be treated as having pre-deceased the Participant, for purposes of determining who the actual Beneficiaries are. For any beneficiary designation form completed before November 1999, the foregoing 120-hour rule will not apply, and instead the terms of the beneficiary designation form will apply regarding the length of time that a prospective beneficiary must survive in order to become a Beneficiary.

   (d) Payments to Beneficiary. All payments to a Participant's Beneficiary under the Plan shall be made at the times and in the manner previously elected by the Participant with respect to distributions under the Plan. The Committee shall delay the first payment until at least the 6th day after the Participant's death, and may delay payments for any administrative reason (for example, if the Committee needs additional time to determine the proper beneficiaries).


5.8     Withholding.

All amounts payable under the provisions of this Plan to any person shall be subject to withholding of applicable tax and other items in accordance with federal, state and local law.


ARTICLE VI

ADMINISTRATION

6.1     The Committee--Plan Administrator.

   (a) The Committee appointed by the Board of Directors of the Company to administer the Thrift Plan shall constitute the administrative committee for this Plan. The Committee shall administer the Plan in accordance with its terms and purposes.

   (b) The Committee may designate an individual to serve as Plan Administrator and may at any time revoke a prior designation and select a different individual to serve as Plan Administrator.



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6.2     Committee to Administer and Interpret Plan.

The Committee shall administer the Plan and shall have all powers necessary for that purpose, including, but not by way of limitation, power to interpret the Plan, to determine the eligibility, status and rights of all persons under the Plan and, in general, to decide any dispute. The Committee shall maintain all Plan records except records of the Trust fund.


6.3     Organization of Committee.

The Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of the Plan. It may appoint agents (who need not be members of the Committee) to whom it may delegate such powers as it deems appropriate, except that any dispute shall be determined by the Committee. The Committee may make its determinations with or without meetings. It may authorize one or more of its members or agents to sign instructions, notices and determinations on its behalf. The action of a majority of the Committee shall constitute the action of the Committee.

6.4     Indemnification.

The Committee, the Plan Administrator and all of the other agents and representatives of the Committee shall be indemnified and saved harmless by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims judicially determined to be attributable to gross negligence or willful misconduct.

6.5     Agent for Process.

The Committee shall be agent of the Plan for service of all process.

6.6     Determination of Committee Final.

The decisions made by the Committee shall be final and conclusive on all persons.

6.7     The Trustee.

The Trustee shall be responsible for: (a) the investment of the Trust fund to the extent and in the manner provided herein and in the Trust Agreement; (b) the custody and preservation of Trust assets delivered to it; and (c) for making such distributions from the Trust fund as the Company shall direct. The Trustee shall have only the responsibilities specified in this section and in the Trust Agreement.


ARTICLE VII

TRUST

7.1     Trust Agreement.

The Company and each Affiliated Entity which has adopted the Plan have each entered into a Trust Agreement with Norwest Bank Colorado, N.A. as Trustee to provide for the holding, investment and administration of the funds of the Plan for the Participants who are employed by each such entity. The Trust Agreement shall be part of the Plan, and the rights and duties of any person under the Plan shall be subject to all of the terms and provisions of the Trust Agreement.

7.2     Expenses of Trust.

The parties expect that the Trust will be treated as though it were not a separate taxpaying entity for federal and state income tax purposes and that, as a consequence, the Trust will not be subject to income tax with respect to its income.

However, if the Trust should be taxable, the Company shall contribute the amount necessary to pay such taxes to the Trust and the Trustee shall pay all such taxes out of the Trust. All expenses of administering the Trust shall be paid by the Company.


ARTICLE VIII

AFFILIATED ENTITIES

8.1     Adoption of Plan.

Any Affiliated Entity, whether or not presently existing, may with the consent of the Committee become a party to the Plan by adopting the Plan for one or more of its highly- compensated and select management employees or outside Directors. In accordance with the provisions of Section 2.1, the Committee shall have the sole discretion to determine which employees or outside Directors of such an Affiliated Entity, if any, may participate in the Plan. Thereafter, such Affiliated Entity shall promptly deliver to the Company a copy of the document evidencing its adoption of the Plan. The Company and each such Affiliated Entity shall enter into such written agreements as they may consider necessary and appropriate in order to allocate the responsibility for payments due under the provisions of the Plan with respect to employees who transfer employment between participating employers.

8.2     Agency of the Company.

Each Affiliated Entity by becoming a party to the Plan constitutes the Company its agent with authority to act for it in all transactions in which the Company believes such agency will facilitate the administration of the Plan and with authority to amend and terminate the Plan.

8.3     Disaffiliation and Withdrawal From Plan.

Any Affiliated Entity which has adopted the Plan and which thereafter ceases for any reason to be an Affiliated Entity shall forthwith cease to be a party to the Plan. Any Affiliated Entity may, by resolution of its governing body and written notice thereof to the Company provide from and after the end of any plan year for the discontinuance of Plan participation by such employer and its employees.

8.4     Effect of Disaffiliation or Withdrawal.

At the time of disaffiliation or withdrawal, the disaffiliating or withdrawing employer shall by resolution of its governing body determine whether to continue the Plan for its covered employees or to terminate the Plan as to such employees.


ARTICLE IX

AMENDMENT AND TERMINATION

9.1     Termination of Deferrals.

The Company, through action of its Board of Directors, may terminate future Company and Participant Deferrals under the Plan at any time, for any reason. If deferrals are discontinued, the Plan and Trust shall continue to operate in accordance with their respective terms and distributions shall be made to Participants (and Beneficiaries) in accordance with the provisions of the Plan and the elections of Participants hereunder (unless the Company amends the Plan to accelerate all or any part of any payment).

9.2     Termination of Plan.

The Company and each Affiliated Entity that has adopted the Plan expect to continue this Plan indefinitely, but the Company and each such Affiliated Entity may terminate this Plan as to its employees at any time.

9.3     Benefits Distributable Upon Termination.

Notwithstanding 9.1 above, the Company or the Affiliated Entity, as the case may be, shall distribute, or cause the Trustee to distribute, all benefits that have accrued under the Plan for Participants employed by the entity that terminates its participation in the Plan, together with all benefits that have accrued under the Plan for former Participants or Beneficiaries, as of the date of termination of the Plan, with such benefits computed and distributed as though all Participants terminated employment with the Company or the Affiliated Entity on the date of Plan termination (or such other date as provided by Plan amendment).

9.4     Amendment by Company.

The Company may amend this Plan at any time and from time to time, but no amendment shall reduce any benefit that has accrued on the effective date of the amendment. The Company may alter the available distribution options at any time and from time to time.


ARTICLE X

MISCELLANEOUS

10.1    Funding of Benefits - No Fiduciary Relationship.

All benefits payable under this Plan shall be distributed as they become due and payable either by the Company out of its general assets or from the Trust, as determined by the Company in its sole discretion. The Company and each Affiliated Entity that adopts the Plan pursuant to Article VIII shall be responsible for providing the benefits only for its own employees who are Participants in the Plan. Nothing contained in this Plan shall be deemed to create any fiduciary relationship between the Company and the Participants. To the extent that any person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

10.2    Reimbursement for Certain Expenses.

The Plan and Trust have been established with the intent and understanding that, for federal income and employment tax purposes, Participants in the Plan will not be subject to tax with respect to their participation in the Plan until such time as distributions are actually made to the Participants in accordance with the provisions of the Plan. If a Participant is treated by the Internal Revenue Service as having received income with respect to the Plan in a year prior to the actual receipt of distributions under the Plan, the Company shall reimburse the Participant for all reasonable legal and accounting costs incurred by the Participant in contesting such proposed treatment.

10.3    Right to Terminate Employment.

The Company and each Affiliated Entity may terminate the employment of any Participant as freely and with the same effect as if this Plan were not in existence.

10.4    Inalienability of Benefits.

No Participant shall have the right to assign, transfer, hypothecate, encumber or anticipate his interest in any benefits under this Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment for any claim against the Participant or his spouse. If any Participant's benefits are garnished or attached by the order of any court, the Company may bring an action for declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be distributed pursuant to the Plan. During the pendency of the action, any benefits that become distributable shall be paid into the court as they become distributable, to be distributed by the court to the recipient it deems proper at the conclusion of the action. Notwithstanding the foregoing provisions of this Section 10.4, a Participant shall have the right to assign any amounts that may become payable hereunder for any reason other than the death of the Participant to a revocable trust of which the Participant is the grantor or a family partnership controlled by the Participant, provided that any such assignment shall not enable the Participant to anticipate or otherwise receive current economic benefit from such assignment.

10.5    Claims Procedure.

    (a) All claims shall be filed in writing by the Participant, his spouse or the authorized representative of the claimant, by completing such procedures as the Committee shall require. Such procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.

    (b) If a claim is denied, notice of denial shall be furnished by the Committee to the claimant within 90 days after the receipt of the claim by the Committee, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the Participant or beneficiary and the extension shall not exceed 90 days.

    (c) The Committee shall provide adequate notice, in writing, to any claimant whose claim has been denied, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for the claimant to perfect his claims and an explanation of why such material or information is necessary, all written in a manner calculated to be understood by the claimant. Such notice shall include appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review. The claimant or the claimant's authorized representative may request such review within the reasonable period of time prescribed by the Committee. In no event shall such a period of time be less than 60 days. A decision on review shall be made not later than 60 days after the Committee's receipt of the request for review. If special circumstances require a further extension of time for processing, a decision shall be rendered not later than 120 days following the Committee's receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be furnished to the claimant. Such decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.


10.6    Disposition of Unclaimed Distributions.

Each Participant must file with the Company from time to time in writing his address and each change of address. Any communication, statement or notice addressed to a Participant at his last address filed with the Company, or if no address is filed with the Company, then at his last address as shown on the Company's records, will be binding on the Participant and his spouse for all purposes of the Plan. The Company shall not be required to search for or locate a Participant or his spouse.


10.7    Distributions Due Infants or Incompetents.

If any person entitled to a distribution under the Plan is an infant, or if the Committee determines that any such person is incompetent by reason of physical or mental disability, whether or not legally adjudicated an incompetent, the Committee shall have the power to cause the distributions becoming due to such person to be made to another for his or her benefit, without responsibility of the Committee or the Trustee to see to the application of such distributions. Distributions made pursuant to such power shall operate as a complete discharge of the Company, the Trust fund, the Trustee and the Committee.

10.8    Governing Law.

The Plan shall be interpreted in accordance with ERISA, the Code and, to the extent applicable, the laws of the state of Colorado, except for any conflicts-of-laws provisions.


Dated: October 23, 2000
      -----------------

ATTEST:                                STORAGE TECHNOLOGY CORPORATION

By: /s/ MARK ANDERSON                  By: /s/ KAREN NIPARKO
   -----------------------------------    ------------------------------------

                                  APPENDIX 'A'

                    MERGER OF THE NETWORK SYSTEMS CORPORATION

                           DEFERRED COMPENSATION PLAN


The Network Systems Corporation Deferred Compensation Plan, originally effective as of November 1, 1985 (the `Network 1985 Plan'), is hereby merged with and into the Storage Technology Corporation Deferred Compensation Plan (the `Storage Plan'), effective as of April 1, 1998 (the `Merger Date'). The merger of the Storage and Network 1985 Plan is hereby effected in accordance with the following provisions:


A.1 Transfer of Plan Account. The outstanding bookkeeping account balances under the Network 1985 Plan shall be transferred to the bookkeeping account balances of the Storage Plan effective as of the Merger Date.



A.2 Amount of Transferred Account. The dollar amount credited to each individual's bookkeeping account under the Network 1985 Plan immediately prior to the Merger Date shall be the same dollar amount credited to the Plan Account established and maintained on behalf of such individual under the Storage Plan immediately after the Merger Date.



A3 Terms and Conditions of Storage's Plan Control. The terms and provisions of the Storage Plan shall govern the rights, benefits and entitlements of all Participants and other individuals who have an interest in any Plan Account maintained under the Storage Plan. The terms and provisions of the Network 1985 Plan have, as of the Merger Date, been extinguished and cease to have any force or effect, except, however, Participants who, as of the Merger Date had an earned and accrued benefit and were in pay status pursuant to the Network 1985 Plan shall continue to receive their benefits under the same terms and provisions (including but not limited to the computation of the interest rate on the unpaid account balance) as were in effect immediately prior to the Merger Date.

                                  APPENDIX 'B'

                    MERGER OF THE NETWORK SYSTEMS CORPORATION

                      DEFERRED COMPENSATION PLAN--1987 PLAN


The Network Systems Corporation Deferred Compensation Plan--1987 Plan, originally effective as of September 1, 1986 (the `Network 1987 Plan'), is hereby merged with and into the Storage Technology Corporation Deferred Compensation Plan (the `Storage Plan'), effective as of April 1, 1998 (the `Merger Date'). The merger of the Storage and Network 1987 Plans is hereby effected in accordance with the following provisions:


B.1 Transfer of Plan Account. The outstanding bookkeeping account balances under the Network 1987 Plan shall be transferred to the bookkeeping account balances of the Storage Plan effective as of the Merger Date.


B.2 Amount of Transferred Account. The dollar amount credited to each individual's bookkeeping account under the Network 1987 Plan immediately prior to the Merger Date shall be the same dollar amount credited to the Plan Account established and maintained on behalf of such individual under the Storage Plan immediately after the Merger Date.


B.3 Terms and Conditions of Storage's Plan Control. The terms and provisions of the Storage Plan shall govern the rights, benefits and entitlements of all Participants and other individuals who have an interest in any Plan Account maintained under the Storage Plan. The terms and provisions of the Network 1987 Plan have, as of the Merger Date, been extinguished and cease to have any force or effect; except, however, Participants who, as of the Merger Date, had an earned and accrued benefit and were in pay status pursuant to the Network 1987 Plan shall continue to receive their benefits under the same terms and conditions (including but not limited to the computation of the interest rate on the unpaid account balance) as were in effect immediately prior to the Merger Date.

                                  APPENDIX 'C'

                    MERGER OF THE NETWORK SYSTEMS CORPORATION

                           DEFERRED COMPENSATION PLAN


The Network Systems Corporation Deferred Compensation Plan, originally effective as of January 1, 1990 (the `Network 1990 Plan'), is hereby merged with and into the Storage Technology Corporation Deferred Compensation Plan (the `Storage Plan'), effective as of April 1, 1998 (the `Merger Date'). The merger of the Storage and Network 1990 Plans is hereby effected in accordance with the following provisions.


C.1 Transfer of Plan Account. The outstanding bookkeeping account balances under the Network 1990 Plan shall be transferred to the bookkeeping account balances of the Storage Plan effective as of the Merger Date.


C.2 Amount of Transferred Account. The dollar amount credited to each individual's bookkeeping account under the Network 1990 Plan immediately prior to the Merger Date shall be the same dollar amount credited to the Plan Account established and maintained on behalf of such individual under the Storage Plan immediately after the Merger Date.


C.3 Terms and Conditions of Storage's Plan Control. The terms and provisions of the Storage Plan shall govern the rights, benefits and entitlements of all Participants and other individuals who have an interest in any Plan Account maintained under the Storage Plan. The terms and provisions of the Network 1990 Plan have, as of the Merger Date, been extinguished and cease to have any force or effect; except, however, Participants who, as of the Merger Date, had an earned and accrued benefit and were in pay status pursuant to the Network 1990 Plan shall continue to receive their benefits under the same terms and conditions (including but not limited to the computation of the interest rate on the unpaid account balance) as were in effect immediately prior to the Merger Date.